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                                                                    Exhibit 23.2



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-*) pertaining to the 1998 Stock Incentive Plan, 2000 Outside Director Stock Option Plan and 2000 Employee Stock Purchase Plan of The Medicines Company, of our report dated April 17, 2000, except for the first and second paragraphs of
Note 14, as to which the date is may 17, 2000 and the third paragraph of Note 14, as to which the date is August 4, 2000, with respect to the consolidated financial statements of The Medicines Company included in the Registration Statement on Form S-1 (File No. 333-37404), filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP

Boston, Massachusetts
August 25, 2000